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                                                                      EXHIBIT 99

                        [LETTERHEAD OF MGM GRAND INC.]

FOR IMMEDIATE RELEASE
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CONTACT:  MGM Grand:                    Mirage Resorts:
-------   James J. Murren               Alan Feldman
          President and                 Vice President of
          Chief Financial Officer       Public Relations
          (702) 891-3344                (702) 693-7147


                      MGM GRAND TO ACQUIRE MIRAGE RESORTS
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                 FOR $21 PER SHARE IN AN ALL CASH TRANSACTION
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Las Vegas, Nevada, March 6, 2000 -- MGM Grand, Inc. (NYSE:MGG) and Mirage
Resorts, Incorporated (NYSE:MIR) today announced that their respective Boards of Directors have approved a definitive merger agreement, under which MGM Grand will acquire all of the outstanding shares of Mirage Resorts for $21 per share in cash. The transaction will have a total equity value of approximately $4.4 billion. In addition, MGM Grand will assume the outstanding debt of Mirage Resorts of approximately $2.0 billion.

The transaction is subject to the approval of Mirage shareholders and to the satisfaction of customary closing conditions contained in the merger agreement, including the receipt of all necessary regulatory and governmental approvals. The transaction will be accounted for as a purchase; the companies anticipate the transaction will be completed during the fourth quarter of 2000.

MGM Grand expects that the acquisition will be accretive to earnings per share immediately, and increasingly accretive in subsequent years. The Company noted that it has financing commitments to fund the entire acquisition cost, and is committed to maintaining the strongest possible balance sheet. Accordingly, MGM Grand contemplates a capital structure that preserves its investment grade rating, and expects that combined debt levels will be reduced through free cash flow and the sale of non-strategic assets.

J. Terrence Lanni, Chairman of MGM Grand, said, "As a result of this acquisition, MGM Grand will have achieved a dream combination of assets and people, a combination that creates unquestionably the premiere company in the gaming industry. This transaction provides Mirage


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shareholders with a significant premium for their shares. We strongly believe that the revenue enhancements and cost reduction opportunities arising out of this acquisition will create a meaningful increase in the value of MGM Grand stock."

Stephen A. Wynn, Chairman, President and Chief Executive Officer of Mirage Resorts, said, "This extraordinary transaction fully embraces the value of the franchise created by each of the Mirage properties and the contribution made by the 32,000 individuals who are responsible for that franchise."

MGM Grand expects significant cost savings to be achieved primarily through increased purchasing power and the avoidance of duplicate facilities and functions. In addition, substantial revenue growth is anticipated from the unparalleled array of accommodations, entertainment, dining, shopping, gaming, and sports and leisure experiences that will be available to the Company's customers and guests.

The acquisition of Mirage Resorts by MGM Grand marries the most admired assets in the gaming industry. The Company will own and operate the finest portfolio of 14 resorts including, in Nevada: MGM Grand - "The City of Entertainment", Bellagio, Mirage, New York - New York, Treasure Island, a 50% interest in Monte Carlo, Golden Nugget - Las Vegas, Whiskey Pete's, the Primm Valley Resort, Buffalo Bill's, and Golden Nugget - Laughlin; in Detroit: MGM Grand Detroit Casino; in Mississippi: Beau Rivage; and in Australia: MGM Grand Darwin. This stellar collection of trophy properties, along with the extensive undeveloped acreage in Nevada, New Jersey, and Mississippi, provides the Company with outstanding growth opportunities in the future.

                                    *  *  *

MGM Grand, Inc. is an entertainment, hotel and gaming company headquartered in Las Vegas, Nevada. MGM Grand, Inc. owns and operates: the MGM Grand Hotel and Casino - The City of Entertainment and New York - New York Hotel and Casino both located in Las Vegas; Whiskey Pete's, Buffalo Bill's and the Primm Valley Resort in Primm, Nevada; the MGM Grand Detroit Casino in Detroit, Michigan; the MGM Grand Hotel and Casino in Darwin, Australia; manages casinos in Nelspruit, Witbank and Johannesburg, Republic of South Africa; and owns two championship golf courses at the California/Nevada stateline. MGM Grand is in the early stages of developing a permanent hotel and casino complex in Detroit, Michigan. The Company also has announced plans to develop a hotel and casino resort in Atlantic City, New Jersey. For more information on MGM Grand, Inc., visit our website at http://www.mgmgrand.com.
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Mirage Resorts, Incorporated is a leading owner, developer and operator of casino-based resorts. The Company owns and operates five casinos in Nevada: the Bellagio, Mirage, Treasure Island, Golden Nugget - Laughlin, and the Beau Rivage casino in Biloxi, Mississippi. Mirage also owns the Holiday Inn Casino Boardwalk and has a 50% interest in the Monte Carlo Resort & Casino. For more information on Mirage Resorts, Incorporated, visit our website at http://www.mirage.com.
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Statements in this release which are not historical facts are "forward looking"
statements and "safe harbor statements" under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the Company's public filings with the Securities and Exchange Commission.


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